EXHIBIT 12.1
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                     TEXTRON PARENT COMPANY BORROWING GROUP

                 COMPUTATION OF RATIO OF INCOME TO FIXED CHARGES

                                   (unaudited)

                           (In millions except ratio)

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                                                                                   Three Months
                                                                                      Ended
                                                                                  April 1, 1995
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Fixed charges:
  Interest expense (1)                                                              $    50
  Estimated interest portion of rents                                                     5

    Total fixed charges                                                             $    55



Income:
  Income before income taxes                                                        $   185
  Fixed charges                                                                          55
  Eliminate equity in undistributed pretax income of finance and insurance
    subsidiaries                                                                       (85)

    Adjusted income                                                                 $   155



Ratio of income to fixed charges                                                        2.82



(1) Includes interest unrelated to borrowings of $12 million (primarily interest accretion).
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